Exhibit 10(rr)

[COMPANY LETTERHEAD]

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARDS
The Human Resources Committee (the “Committee”) of the Board of Directors of Tenet Healthcare Corporation (the “Company”) is authorized under the Company’s 2008 Stock Incentive Plan, as amended (the “Plan”), to make awards of restricted stock units (“RSUs”) and to determine the terms of such RSUs.
On February 27, 2019 (the “Grant Date”), the Committee granted Saumya Sutaria (“You”) RSUs. The RSUs were granted by the Committee subject to the terms and conditions set forth below in this certificate (the “Certificate”). The RSUs are also subject to the terms and conditions of the Plan, which is incorporated herein by this reference. Each capitalized term not otherwise defined herein will have the meaning given to such term in the Plan.

1.	Grant. The Committee has granted You RSUs representing 141,543 Shares in consideration for services to be performed by You for the Company or a Subsidiary of the Company.

2.
Vesting. In accordance with Sections 3 and 4 below, the RSUs will vest as follows: (a) one-third will vest on the first anniversary of the Grant Date, (b) one-third will vest on the second anniversary of the Grant Date, and (c) one-third will vest on the third anniversary of the Grant Date (each one-year period, a “Vesting Period”).

Your RSUs will vest to the extent provided in, and in accordance with, the terms of this Certificate. If Your employment terminates or if You cease providing services to the Company for any reason other than as set forth in Sections 3 or 4 below, Your unvested RSUs will automatically be cancelled in exchange for no consideration.

3.	Termination of Employment. All unvested RSUs will vest in the event Your employment is terminated for any of the following reasons:

•	Death;

•	Disability (as defined in the Employment Agreement by and between You and the Company, effective as of November 27, 2018 (the “Employment Agreement”);

•	A termination of Your employment by the Company without Cause or by You for Good Reason (each, as defined in the Employment Agreement); and

•	Upon the Company’s election not to renew the Term (as defined in the Employment Agreement) of the Employment Agreement.

4.
Tax Withholding. Except as otherwise provided in the Employment Agreement, upon the vesting of Your RSUs, Your RSUs will be settled in Shares within 30 days and You will recognize ordinary income. The Company is required to withhold payroll taxes due with respect to that ordinary income. Pursuant to the Plan, at its option the Committee either may (a) have the Company withhold Shares having a Fair Market Value equal to the amount of the minimum tax withholding or (b) require You to pay to the Company the amount of the tax withholding.

5.
Rights as Shareholder. You will not have any rights of a shareholder prior to the vesting of the RSUs, at which time You will have all of the rights of a shareholder with respect to the Shares received upon the vesting of those RSUs, including the right to vote those Shares and receive all dividends and other distributions, if any, paid or made with respect thereto. Any Shares distributed as dividends with respect to the Shares subject to the RSUs will be subject to the same vesting schedule as the underlying RSUs.

6.
Transferability. The RSUs generally may not be transferred, assigned or made subject to any encumbrance, pledge, or charge. Limited exceptions to this rule apply in the case of death, divorce, or gift as provided in Section 12.3 of the Plan.

7.
Effect on Other Employee Benefit Plans. The value of the RSUs evidenced by this Certificate will not be included as compensation, earnings, salaries, or other similar terms used when calculating Your benefits under any employee benefit plan sponsored by the Company or a Subsidiary, except as such plan otherwise expressly provides.

8.
No Employment Rights. Nothing in this Certificate will confer upon You any right to continue in the employ or service of the Company or any Subsidiary or affect the right of the Company or a Subsidiary to terminate Your employment at any time with or without cause.

9.
Amendment. By written notice to You, the Committee reserves the right to amend the Plan or the provisions of this Certificate provided that no such amendment will impair in any material respect Your rights under this Certificate without Your consent except as required to comply with applicable securities laws or Section 409A of the Internal Revenue Code.

10.
Severability. If any term or provision of this Certificate is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any term or provision of this Certificate not declared to be unlawful or invalid. Any term or provision of this Certificate so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.

11.
Construction. A copy of the Plan has been made available to You and additional copies of the Plan are available upon request to the Company’s Corporate Secretary at the Company’s principal executive office during normal business hours. To the extent that any term or provision of this Certificate violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision shall govern and any inconsistent term or provision in this Certificate shall be of no force or effect.

12.
Binding Effect and Benefit. This Certificate shall be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and You and Your successors and assigns.

13.
Entire Understanding. This Certificate, the Plan and the Employment Agreement embody the entire understanding and agreement of the Company and You in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind the Company or You.

14.	Governing Law. This Grant shall be governed by, and construed in accordance with, the laws of the State of Nevada.

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